                              COAL SUPPLY AGREEMENT


     THIS IS A COAL SUPPLY AGREEMENT (THE "AGREEMENT") DATED DECEMBER 15, 1995 BETWEEN LG&E POWER MARKETING INC., a California corporation, 220 West Main Street, Louisville, Kentucky 40202 ("Buyer") and W.B. COAL COMPANY, INC., an Ohio corporation, 155 East Broad Street, 23rd floor, Columbus, Ohio 43215, and WINDSOR COAL COMPANY, a West Virginia corporation, P.O. Box 39, West Liberty, West Virginia 26074 ("Producer" and collectively with W.B. Coal Company, Inc. the "Seller").

                                    RECITALS

     A. The Buyer entered into a contract with Ohio Edison Company ("Ohio Edison") under which Buyer shall supply coal for the operation of Ohio Edison's Burger Plant located in Shady Side, Ohio, Ohio River Mile Point 102.3 and Ohio Edison's Mansfield Plant, located in Shippingsport, Pennsylvania, Ohio River Mile Point 33.2 (collectively the "Plant") and under which Ohio Edison will convert such coal to electric power and deliver such electric power to Buyer (the "Ohio Edison Agreement").

     B. Buyer and Seller wish to enter into this Agreement to enable Buyer to fulfill all of its coal supply requirements under the Ohio Edison Agreement.

                                   AGREEMENTS
     The parties hereto agree as follows:

     SECTION 1. GENERAL. Seller will sell to Buyer and Buyer will buy from Seller steam coal under all the terms and conditions of this Agreement.

     SECTION 2. TERM. The term of this Agreement shall commence on the date this Agreement is fully executed and shall continue through December 31, 1996.

     SECTION 3.  QUANTITY.

     Section 3.1 BASE QUANTITY. Except as adjusted under Section 3.3, Seller shall sell and deliver and Buyer shall purchase and accept delivery of 945,000 tons during the term hereof (the "Base Quantity").

     Section 3.2 DELIVERY SCHEDULE. During the months of January through March, Seller shall deliver 75,000 tons per month; and during the months of April through December, Seller shall deliver 80,000 tons per month. Subject to
Section 3.3 and the timely delivery of barges by Buyer or Buyer's barging contractor, such quantities shall be shipped in accordance with such schedule. Time is of the essence with respect to the schedule so established; and failure by Seller to deliver in a timely fashion shall constitute a material breach within the meaning of Section 15 of this Agreement. As used in this Agreement, all references to a month shall mean a calendar month.

     Section 3.3 ADJUSTMENTS. Buyer shall have the right to change the monthly delivery schedule and the Base Quantity as follows. Upon thirty (30) days prior written notice to Seller, Buyer shall have the right to increase or decrease the Base Quantity (80,000 tons) for any months between April and December by up to 20,000 tons so that the minimum quantity for such months will be 60,000 tons and the maximum quantity for such months will be 100,000 tons.


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

SECTION 4.  SOURCE.


     Section 4.1 SOURCE. The coal sold hereunder shall be supplied from geological seam Pittsburgh #8, Windsor Mine, Brooke County, West Virginia (the "Coal Property").

     Section 4.2 ASSURANCE OF OPERATION AND RESERVES. Seller represents and warrants that the Coal Property contains coal of a quality and in quantities which will be sufficient to satisfy all the requirements of this Agreement.

     Section 4.3 NON-DIVERSION OF COAL. Seller agrees and warrants that it will not, without Buyer's express prior written consent, use or sell coal from the Coal Property in a way that will reduce the balance of coal in the Coal Property to an amount less than that required to be supplied to Buyer hereunder.

     SECTION 5. DELIVERY. The coal shall be delivered to Buyer F.O.B. barge at the Windsor dock at mile point 78 on the Ohio River (the "Delivery Point"). Seller may deliver the coal at a location different from the Delivery Point, provided, however, that Seller shall reimburse Buyer for any resulting increases in the cost of transporting the coal to the Plant. Any resulting savings in such transportation costs shall be retained by Buyer.

     Title to and risk of loss of coal sold will pass to Buyer and the coal will be considered to be delivered when barges containing the coal are disengaged by Buyer's barging contractor from the loading dock, subject to Buyer's rejection rights set forth in Section 6.3. Buyer or its contractor shall furnish suitable open hopper barges in accordance with a mutually agreeable delivery schedule provided by Buyer to Seller. Seller shall arrange and pay for all costs of transporting the coal from the mines to the loading docks and loading and


                                        3

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trimming the coal into barges to the proper draft and the proper distribution within the barges. Buyer shall arrange for transporting the coal by barge from the loading dock to its generating station(s) and shall pay for the cost of such transportation. For delays caused by Seller in handling the scheduling of shipments with Buyer's barging contractor, Seller shall be responsible for any demurrage or other reasonable penalties assessed by said barging contractor against Buyer which accrue at the Delivery Point, including the demurrage, penalties for loading less than the specified minimum tonnage per barge, or other penalties assessed for barges not loaded in conformity with applicable requirements. Buyer shall be responsible to deliver barges in as clean and dry condition as practicable. Seller shall require of the loading dock operator that the barges and towboats provided by Buyer or Buyer's barging contractor be provided convenient and safe berth free of wharfage, dockage and port charges; that while the barges are in the care and custody of the loading dock, all U.S. Coast Guard regulations and other applicable laws, ordinances, rulings, and regulations shall be complied with, including adequate mooring and display of warning lights; that any incidental water in the cargo boxes of the barges be pumped out as practicable by the loading dock operator prior to loading; that the loading operations be performed in a workmanlike manner and in accordance with the reasonable loading requirements of Buyer and Buyer's barging contractor; and that the loading dock operator carry landing owners or wharfinger's insurance with basic coverage of not less than $300,000.00 and total of basic coverage and excess liability coverage of not less than $1,000,000.00, and provide evidence thereof to Buyer in the form of a certificate of


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


insurance from the insurance carrier or an acceptable certificate of self-insurance with requirement for 30 days advance notification of Buyer in the event of termination of or material reduction in coverage under the insurance.

     SECTION 6.  QUALITY.

     Section 6.1 SPECIFICATIONS. The coal delivered hereunder shall conform to the following specifications on an "as received" basis:

                                                               Rejection Limits
      Specifications                Weighted Average            (per shipment)

--------------------------------------------------------------------------------
      BTU/LB.                       min. 12,200                LESS THAN 11,900
      LBS/MMBTU:
      MOISTURE                      max. 8.0                   GREATER THAN 8.5
      ASH                           max. 9.5                   GREATER THAN 9.8
      SULFUR (Low Sulfur Months)*   max. 3.00                  GREATER THAN 3.80
      SULFUR (High Sulfur Months)*  max. 3.50                  GREATER THAN 3.80
      SULFUR                        min. 0.82                  LESS THAN    0.82
      Size (3" x 0"):               max. 3X0                   GREATER THAN 3X0
            Top size (inches)
            Fines (% by wgt)
            Passing 1/4" screen     max. 45                    GREATER THAN 50**
      % BY WEIGHT:
      VOLATILE                      min. 37                    LESS THAN 36
      GRINDABILITY (HGI)            min. 50                    LESS THAN 50
      (HGI)
      ASH FUSION TEMPERATURE (DEG. F) (ASTM D1857)***
      REDUCING ATMOSPHERE
      Initial Deformation           min. 2040                  min. 1950
      Softening (H=W)               min. 2090                  min. 1980
      Softening (H=1/2W)            min. 2150                  min. 2070
      Fluid                         min. 2340                  min. 2340

     * "Low Sulfur Months" shall mean the months of January, February, and July through November; and "High Sulfur Months" shall mean the months of March through June and December.

     ** All the coal will be of such size that it will pass through a screen having circular perforations three (3) inches in diameter, but shall not contain more than fifty per cent (50%) by weight of coal that will pass through a screen having circular perforations one-quarter (1/4) of an inch in diameter.

     *** The Ash Fusion Temperature specifications shall apply only if Ohio Edison is experiencing an operational problem at the Plant related to ash fusion.

     Note:     As used herein    GREATER THAN    means greater than:
                                 LESS THAN       means less than.

     Section 6.2 DEFINITION OF "SHIPMENT". As used herein, a "shipment" shall mean one barge load or a barge lot load in accordance with Buyer's sampling and analyzing practices.

     Section 6.3 REJECTION. For each shipment, Seller will provide to Buyer approximate "as loaded" coal quality information for weight, moisture, ash, sulfur, and BTU/lb. by notice sent by telecopier to Buyer prior to the time the shipment arrives at the Plant. Buyer has the right, but not the obligation, to reject any shipment which fail(s) to conform to the Rejection Limits set forth in Section 6.1 or contains extraneous materials. Buyer must reject such coal within seventy-two (72) hours of receipt of the coal analysis provided for in
Section 7.2 or such right to reject is waived. In the event Buyer rejects such non-conforming coal, Buyer shall return the coal to Seller or, at Seller's request, divert such coal to Seller's designee, all at Seller's cost. Seller shall replace the rejected coal within five (5) working days from

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Seller's receipt of notice of rejection with coal conforming to the Rejection
Limits set forth in Section 6.1. If Seller fails to replace the rejected coal within such five (5) working day period or the replacement coal is rightfully rejected, Buyer may purchase coal of similar quality from another source in order to replace the rejected coal. Seller shall reimburse Buyer for (i) any amount by which the actual price plus transportation costs to Buyer of such coal purchased from another source exceed the price of such coal under this Agreement plus transportation costs to Buyer from the Delivery Point; and (ii) any and all transportation, storage, handling, or other expenses that have been incurred by Buyer for rightfully rejected coal. This remedy is in addition to all of Buyer's other remedies under this Agreement and under applicable law and in equity for Seller's breach as provided in Section 21.4.

     If Buyer fails to reject a shipment of non-conforming coal which it had the right to reject for failure to meet any or all of the Rejection Limits set forth in Section 6.1 or because such shipment contained foreign materials or excess moisture or fines which limit loading and/or handling ability, then such non-conforming coal shall be deemed accepted by Buyer; however, the quantity Seller is obligated to sell to Buyer under the Agreement may or may not be reduced by the amount of each such non-conforming shipment at Buyer's sole option and the shipment shall nevertheless be considered "rejectable" under Section 6.4. Further, for shipments containing extraneous materials, which include, but are not limited to, slate, rock, wood, corn husks, mining materials, etc., the estimated weight of such materials shall be deducted from the weight of that shipment.

     Section 6.4  SUSPENSION AND TERMINATION.

     If the coal sold hereunder fails to meet one or more of the Guaranteed Monthly Weighted Averages set forth in Section 6.1 for any two (2) months in a six (6) month period, or if nine (9) barge shipments in a month are rejectable by Buyer, Buyer may upon notice confirmed in writing and sent to Seller by certified mail, suspend future shipments except shipments already loaded into barges. Seller shall, within 10 business days of Seller's receipt of Buyer's written notice, provide Buyer with reasonable assurances that subsequent monthly deliveries of coal shall meet the Guaranteed Monthly Weighted Averages set forth in Section 6.1 and that the source will not exceed the rejection limits set forth in Section 6.1. If Seller fails to provide such assurances within said 10 day period, Buyer may terminate this Agreement by giving written notice of such termination at the end of the 10 day period. A waiver of this right for any one period by Buyer shall not constitute a waiver for subsequent periods. If Seller provides such assurances to Buyer's reasonable satisfaction, shipments hereunder shall resume and any tonnage deficiencies resulting from suspension may be made up at Buyer's sole option. Buyer shall not unreasonably withhold its acceptance
of Seller's assurances, or delay the resumption of shipment.   If Seller, after
such assurances, again fails to meet any of the Guaranteed Monthly Weighted Averages for any one (1) month within the next six (6) months or if six (6) barge shipments are rejectable within any one (1) month during such six (6) month period, then Buyer may terminate this Agreement and exercise all its other rights and remedies under applicable law and in equity for Seller's breach as provided in Section 21.4.


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

     Section 6.5 WARRANTY DISCLAIMER. SELLER EXPRESSLY DENIES ANY IMPLIED WARRANTIES OR EXPRESS WARRANTIES EXCEPT AS SET FORTH HEREIN. SELLER DOES NOT WARRANT OR REPRESENT THAT THE COAL TO BE SOLD WILL BE FIT FOR ANY PARTICULAR PURPOSE.

     SECTION 7.  WEIGHTS, SAMPLING AND ANALYSIS.

     Section 7.1 WEIGHTS. The weight of the coal delivered hereunder shall be determined on a per shipment basis by Ohio Edison without expense to Seller on the basis of accurate scale weights at the Plant. Buyer shall exert commercially reasonable efforts to cause Ohio Edison to operate and maintain its scales in accordance with industry accepted standards and to allow Seller to be present and observe such weighing. In the event the scales are determined to be in error, an appropriate adjustment to price shall be made retroactively for a period of no more than 30 days.

     Section 7.2 SAMPLING AND ANALYSIS. The sampling and analysis of the coal delivered hereunder shall be performed by Ohio Edison and shall be accepted and used for the quality and characteristics of the coal delivered under this Agreement. All analyses shall be made in Ohio Edison's laboratory without expense to Seller in accordance with industry-accepted standards. If Seller should at any time question the correctness of either the sampling or the analyses made by Ohio Edison, Buyer shall exert commercially reasonable efforts to cause Ohio Edison to allow Seller to challenge the same by written notice. Thereafter, Buyer shall exert commercially reasonable efforts to cause Ohio Edison to allow Seller to have a representative observe the sampling and/or to receive a split of the original laboratory sample taken. To meet this requirement, Buyer shall exert commercially reasonable efforts to cause Ohio Edison to retain the remaining portion of the sample for a period of forty-five (45) days after the sample is collected, so that Seller (and/or a mutually agreed upon commercial laboratory employed by Seller at Seller's cost) may obtain and analyze a portion of such sample. The results of such commercial testing laboratory's analysis shall be accepted as the quality and characteristics of such coal if the difference between Ohio Edison's results and such laboratory's results are beyond allowable ASTM tolerances.

     Section 7.3 REPORTING. Buyer shall either provide the results of Ohio Edison's weighing, sampling, and analysis of any coal delivered hereunder to Seller immediately upon Buyer's receipt of the same or have Ohio Edison provide such results to Seller at the same time Ohio Edison provides such results to Buyer. Buyer shall exert commercially reasonable efforts to cause the results of Ohio Edison's weighing, sampling, and analysis of the coal delivered hereunder to be delivered to Seller within ten (10) days after Ohio Edison's unloading of such coal.

     SECTION 8.  PRICE.

     Section 8.1 BASE PRICE. The base price ("Base Price") of the coal to be sold hereunder will be firm and will be $.7730/MMBTU during the Low Sulfur Months (as defined in Section 6.1) and $.7040/MMBTU during the High Sulfur Months (as defined in Section 6.1).

     Section 8.2  QUALITY PRICE DISCOUNTS.

     (a) The Base Price is based on coal meeting the Guaranteed Monthly Weighted Average specifications for ash, sulfur, and moisture and the Rejection Limits (per shipment) for BTU/lb as set forth in Section 6.1. Quality price discounts shall be applied for each specification each month and will be as follows:

     ASH:      $0.75/ton for each full 1 lb./MMBTU in excess of 8.5 lb./MMBTU.

     SULFUR: $2.75/ton for each 1% or portion thereof in excess of 3% during the Low Sulfur Months and in excess of 3.7% during the High Sulfur Months, respectively. This discount will be applied on a proportionate basis. For example, if, during a Low Sulfur Month, actual sulfur is 3.2%, the price discount will be $0.55 per ton (.2x$2.75).

     MOISTURE: $0.25/ton for each full 1.00% in excess of 9.0% moisture.

     BTU/LB: $0.50/ton for each full 50 BTU/lb below 11,900 BTU/lb applied on a per shipment basis.

     If there are any such discounts, Buyer shall apply credit to amounts owed Seller for the month the coal was unloaded.

     SECTION 9.  INVOICES, BILLING AND PAYMENT.

     Section 9.1 INVOICING ADDRESS. Invoices will be sent to Buyer at the following address:

          LG&E Power Marketing Inc.
          12500 Fair Lakes Circle, Suite 350
          Fairfax, Virginia 22033-3804
          Attention: President


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          with a copy to:

          Louisville Gas and Electric Company
          220 West Main Street
          P.O. Box 32010
          Louisville, KY  40232
          Attention: Director, Fuels Procurement and Administration

     Section 9.2 INVOICE PROCEDURES FOR COAL SHIPMENTS. Seller shall invoice Buyer at the Base Price, minus any quality price discounts, for all coal unloaded in a month by the fifteenth of the following month.

     Section 9.3 PAYMENT PROCEDURES FOR COAL SHIPMENTS. Payment for coal unloaded in a month shall be mailed by overnight mail by the 25th of the month following the month of unloading or within ten days after receipt of Seller's invoice, whichever is later. Buyer shall mail all payments to W.B. Coal Company, Inc., 155 East Broad Street, 23rd floor, Columbus, Ohio 43215.

     Section 9.4 WITHHOLDING. Buyer shall have the right to withhold from payment of any billing or billings (i) any sums which it is not able in good faith to verify or which it otherwise in good faith disputes, (ii) any damages resulting from or likely to result from any breach of this Agreement by Seller, and (iii) any amounts owed to Buyer from Seller. Buyer shall notify Seller promptly in writing of any such issue, stating the basis of its claim and the amount it intends to withhold.

     Payment by Buyer, whether knowing or inadvertent, of any amount in dispute shall not be deemed a waiver of any claims or rights by Buyer with respect to any disputed amounts or payments made.


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

     SECTION 10. FORCE MAJEURE. If either party hereto is delayed in or prevented from performing any of its obligations or from utilizing the coal sold under this Agreement due to acts of God, war, riots, civil insurrection, acts of the public enemy, strikes, lockouts, fires, floods, earthquakes, or mine roof falls, or due to force majeures declared by Ohio Edison which affect Ohio Edison's conversion of coal to electric power under the Ohio Edison Agreement, which are beyond the reasonable control and without the fault or negligence of the party affected thereby, then the obligations of both parties hereto shall be suspended to the extent made necessary by such event; provided that the affected party gives written notice to the other party as early as practicable of the nature and probable duration of the force majeure event. The party declaring force majeure shall exercise due diligence to avoid and shorten the force majeure event and will keep the other party advised as to the continuance of the force majeure event. During such force majeure event Seller shall not reduce deliveries to Buyer and sell coal to any third party to whom it is not contractually obligated to sell coal at the time of the beginning of the force majeure event; and further shall deliver to Buyer under this Agreement at least a pro rata portion (on a per ton basis) of its total contractual commitments to all its buyers to whom Seller's ability to supply is similarly affected by such force majeure event in place at the beginning of the force majeure event. An event which affects the Seller's ability to produce or obtain coal from a mine other than the Coal Property will not be considered a force majeure event hereunder.


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     Tonnage deficiencies resulting from a force majeure event shall be made up at Buyer's sole option on a mutually agreeable schedule.

     SECTION 11. CHANGES. Buyer may, by mutual agreement with Seller, at any time by written notice pursuant to Section 12 of this Agreement, make changes within the general scope of this Agreement in any one or more of the following: quality of coal or coal specifications, quantity of coal, method or time of shipments, place of delivery (including transfer of title and risk of loss), method(s) of weighing, sampling or analysis and such other provision as may affect the suitability and amount of coal for the Plant.

     If any such changes makes necessary or appropriate an increase or decrease in the then current price per ton of coal, or in any other provision of this Agreement, an equitable adjustment shall be made in: price, whether current or future or both, and/or in such other provisions of this Agreement as are affected directly or indirectly by such change, and the Agreement shall thereupon be modified in writing accordingly.

     Any claim by the Seller for adjustment under this Section 11 shall be asserted within thirty (30) days after the date of Seller's receipt of the written notice of change, it being understood, however that Seller shall not be obligated to proceed under this Agreement as changed until an equitable adjustment has been agreed upon. The parties agree to negotiate promptly and in good faith to agree upon the nature and extent of any equitable adjustment.


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     SECTION 12.  NOTICES.

     Section 12.1 FORM AND PLACE OF NOTICE. Unless otherwise specifically provided herein, any official notice, request for approval or other document required to be given under this Agreement shall be in writing, unless otherwise provided herein, and shall be deemed to have been sufficiently given when delivered in person, transmitted by facsimile or other electronic media, delivered to an established mail service for same day or overnight delivery, or dispatched in the United States mail, postage prepaid, for mailing by first class, certified, or registered mail, return receipt requested, and addressed as follows:

     If to Buyer:        LG&E Power Marketing Inc.
                         12500 Fair Lakes Circle, Suite 350
                         Fairfax, Virginia 22033-3804
                         Attention: President

     With a copy to:     Louisville Gas and Electric Company
                         220 West Main Street
                         P.O. Box 32010
                         Louisville, Kentucky 40232
                         Attn.: Director, Fuels Procurement and Administration

     If to Seller:       Windsor Coal Company
                         c/o American Electric Power Service Corporation
                         One Memorial Drive
                         P.O. Box 700
                         Lancaster, Ohio 43130-0700
                         Attn.:  Senior Vice President Fuel Supply

     AND

                         W.B. Coal Company, Inc.
                         155 East Broad Street, 23rd floor
                         Columbus, Ohio 43215
                         Attn: Wayne Boich


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     Section 12.2  CHANGE OF PERSON OR ADDRESS.  Either party may change the person or address specified above upon giving written notice to the other party of such change.

     SECTION 13. RIGHT TO RESELL. Buyer shall have the unqualified right to sell all or any of the coal purchased under this Agreement to any third party and for purposes other than the operation of the Plant.

     SECTION 14.  INDEMNITY AND INSURANCE.

     Section 14.1 INDEMNITY. Seller agrees to indemnify and save harmless Buyer, its officers, directors, employees and representatives from any responsibility and liability for any and all claims, demands, losses, or legal actions for personal injuries, property damage and pollution (including reasonable inside and outside attorney's fees) relating to the barges provided by Buyer or Buyer's contractor while such barges are in the care and custody of the loading dock or loading facility.

     Section 14.2 INSURANCE. Seller agrees to carry insurance coverage or self-insurance with minimum limits as follows:

          (1) Commercial General Liability, including Completed Operations and Contractual Liability, $1,000,000 single limit liability.

          (2)  Automobile General Liability, $1,000,000 single limit liability.

          (3) In addition, Seller shall carry excess liability insurance covering the foregoing perils in the amount of $4,000,000 for any one occurrence.


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          (4)  Workers' Compensation and Employer's Liability with statutory limits.

     If any of the above policies are written on a claims made basis, then the retroactive date of the policy or policies will be no later than the effective date of this Agreement. Certificates of Insurance satisfactory in form to the Buyer and signed by the Seller's insurer shall be supplied by the Seller to the Buyer evidencing that the above insurance is in force and that not less than 30 calendar days written notice will be given to the Buyer prior to any cancellation or material reduction in coverage under the policies. The Seller shall cause its insurer to waive all subrogation rights against the Buyer respecting all losses or claims arising from performance hereunder. Evidence of such waiver satisfactory in form and substance to the Buyer shall be exhibited in the Certificate of Insurance mentioned above. Seller's liability shall not be limited to its insurance coverage.

     SECTION 15.  TERMINATION FOR DEFAULT.

     Subject to Section 6.4, if either party hereto commits a material breach of any of its obligations under this Agreement at any time, then the other party has the right to give written notice describing such breach and stating its intention to terminate this Agreement no sooner than 30 days after the date of the notice (the "notice period"). If such material breach is curable and the breaching party cures such material breach within the notice period, then the Agreement shall not be terminated due to such material breach. If such material breach is not curable or the breaching party fails to cure such material breach within the notice period, then this Agreement shall terminate at the end of the notice


                                       17

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period in addition to all the other rights and remedies available to the aggrieved party under this Agreement and at law and in equity, as provided in
Section 21.4.

     SECTION 16.  TAXES, DUTIES AND FEES.

     Seller shall pay when due, and the price set forth in Section 8 of this Agreement shall be inclusive of, all taxes, duties, fees and other assessments of whatever nature imposed by governmental authorities with respect to the sale of Seller's coal to Buyer hereunder.

     SECTION 17. DOCUMENTATION AND RIGHT OF AUDIT.

     Seller and Buyer shall maintain all records and accounts pertaining to payments, quantities, quality analyses, and source for all coal supplied under this Agreement for a period lasting through the term of this Agreement and for two years thereafter. Seller and Buyer shall have the right at no additional expense to the other party to audit, copy and inspect such records and accounts at any reasonable time upon reasonable notice during the term of this Agreement and for 2 years thereafter.

     SECTION 18. COAL PROPERTY VISITS. Buyer and its representatives, and others as may be required by applicable laws, ordinances and regulations shall have the right at all reasonable times and at their own expense to visit the Coal Property, including the loading facilities, scales, sampling system(s), wash plant facilities, and mining equipment for conformance with this Agreement. Seller shall undertake reasonable care and precautions to prevent personal injuries to any representatives, agents or employees of Buyer (collectively, "Visitors") who visit the Coal Property. Any such Visitors shall make every reasonable effort to comply with Seller's regulations and rules regarding conduct on the work site, made known to Visitors prior to entry, as well as safety measures mandated by state or federal rules, regulations and laws. Buyer understands that underground mines and related facilities are inherently high-risk environments. Buyer's failure to visit the Coal Property shall not relieve Seller of any of its responsibilities nor be deemed to be a waiver of any of Buyer's rights hereunder.

     SECTION 19. JOINT AND SEVERAL LIABILITY. The obligations and liabilities of Seller under this Agreement shall be the joint and several obligations and liabilities of W.B. Coal Company, Inc. and Windsor Coal Company.

     SECTION 20. CONFIDENTIALITY AND PUBLICITY. Except as required by law or government regulation, the existence and the provisions of this Agreement shall be held in confidence by Seller and Buyer and shall not be disclosed by Seller or Buyer (or any affiliates of Seller or Buyer) to any third party except as authorized in writing by the other party. Neither party (including its affiliates) shall issue news releases, generate publicity, or otherwise make statements to the media concerning the existence or provisions of this Agreement without first obtaining the written approval of the other party.

     SECTION 21.  MISCELLANEOUS.

     Section 21.1 APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the State of Kentucky, and all questions of performance of obligations hereunder shall be determined in accordance with such laws.



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     Section 21.2  HEADINGS.  The paragraph headings appearing in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

     Section 21.3 WAIVER. The failure of either party to insist on strict performance of any provision of this Agreement, or to take advantage of any rights hereunder, shall not be construed as a waiver of such provision or right.

     Section 21.4 REMEDIES. In the event of a breach of this Agreement, the aggrieved party shall have all the remedies specifically provided in this Agreement in addition to all other remedies provided by law or in equity. However, in no event shall either party be liable to the other party for any special, indirect, or consequential damages, subject to Section 14.1.

     Section 21.5 SEVERABILITY. If any provision of this Agreement is found contrary to law or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms, unless such unlawful or unenforceable provision is material to the transactions contemplated hereby, in which case the parties shall negotiate in good faith a substitute provision.

     Section 21.6 BINDING EFFECT. This Agreement shall bind and inure to the benefit of the parties and their successors and assigns.

     Section 21.7 ASSIGNMENT. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or denied; provided, however, that Buyer shall have the right, without consent of Seller, to assign all or any part of this Agreement to any


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

company, controlling, controlled by, or under common control with Buyer. However such assignment shall not relieve Buyer of its obligations under the Agreement.

     Section 21.8 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties as to the subject matter hereof, and there are no representations, understandings or agreements, oral or written, which are not included herein.

     Section 21.9 AMENDMENTS. Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified except by written instrument signed by both parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LG&E POWER MARKETING INC.               W.B. COAL COMPANY, INC.

By:                                     By:
       ----------------------------            ---------------------------------
Title:                                  Title:
       ----------------------------            ---------------------------------
Date:                                   Date:

       ----------------------------            ---------------------------------


                                        WINDSOR COAL COMPANY

                                        By:
                                               ----------------------------
                                        Title:
                                               ----------------------------
                                        Date:
                                               ----------------------------



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